                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant / x /

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        NORTHSTAR HEALTH SERVICES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to  which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

* No fee required

[logo] NORTHSTAR HEALTH SERVICES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           MEETING DATE: JUNE 11, 1998

To the Stockholders of Northstar Health Services, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Northstar Health Services, Inc., a Delaware corporation (the "Company"), will be held at The Indiana Country Club, 495 Country Club Road, Indiana, Pennsylvania 15701, on Thursday, June 11, 1998, at 11:00 a.m., Eastern time, and at any postponement or adjournment thereof for the following purposes:

         1. To elect six members of the Board of Directors of the Company to serve until the next annual meeting of stockholders to be held in 1999 (the "1999 Annual Meeting") and until their successors are duly elected and qualified;

         2. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to change the corporate name of the Company from Northstar Health Services, Inc. to Keystone Rehabilitation Enterprises, Inc.;

         3. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, par value $0.01 per share, from 10,000,000 shares to 20,000,000 shares;

         4. To consider and act upon a proposal to issue up to a maximum of 4,888,982 shares of Common Stock of the Company to Thomas
                  W. Zaucha, Alice L. Zaucha, and the Zaucha Family Limited Partnership (collectively, the "Zauchas") in satisfaction of certain terms of the Merger Agreement, dated November 15, 1995 by and among the Zauchas, Keystone Rehabilitation Systems, Inc., NSK Merger Group and the Company;

         5. To consider and act upon a proposal to terminate the Northstar Health Services, Inc. 1994 Stock Option Plan;

         6. To consider and act upon a proposal to appoint Arthur Andersen LLP, independent public accountants, as the independent public accountants of the Company for the fiscal year ending December 31, 1998 and until the 1999 Annual Meeting, or until their successors are duly appointed; and

         7. To act upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

         In accordance with the provisions of the Company's By-Laws, the Board of Directors has fixed the close of business on April 20, 1998 as the record date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting, and any adjournment or postponement thereof.

         To ensure that your shares are represented at the Annual Meeting, you are urged to complete, sign, date and return the accompanying proxy card promptly in the enclosed postage paid envelope. Please sign the accompanying proxy card exactly as your name appears on your share certificate(s). You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person.

         Your attention is directed to the accompanying Proxy Statement.

                                 By Order of the Board of Directors
                                 /s/ THOMAS W. ZAUCHA
                                 ----------------------------------------

                                 Thomas W. Zaucha
         May 8, 1998             Chairman, President and Chief Executive Officer

NORTHSTAR HEALTH SERVICES, INC.
665 PHILADELPHIA STREET
INDIANA, PENNSYLVANIA  15701

-------------------------------

ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE:  JUNE 11, 1998
-------------------------------

GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Northstar Health Services, Inc. ("Northstar" or the "Company"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Indiana Country Club, 495 Country Club Road, Indiana, Pennsylvania 15701 on Thursday, June 11, 1998, at 11:00 a.m., Eastern time, and at any postponement or adjournment thereof. This Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy are first being mailed to stockholders on or about May 8, 1998.

         Only holders of record of the Company's common stock, par value $.01 per share ("Common Stock"), at the close of business on April 20, 1998 (the "Record Date"), are entitled to vote on the matters to be presented at the Annual Meeting. The Company is currently authorized to issue 10,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The number of shares of Common Stock outstanding on such date and entitled to vote was 5,975,424. Holders of Common Stock are entitled to one vote on each matter to be voted upon by the stockholders at the Annual Meeting for each share held. Cumulative voting does not exist with respect to the election of directors. As of the record date, none of the Company's Preferred Stock was issued.

         At the Annual Meeting, stockholders will be asked: (i) to elect six directors (the "Nominees") to the Board to serve until the next annual meeting of stockholders of the Company to be held in 1999 (the "1999 Annual Meeting"), and until their successors are duly elected and qualified (the "Board Proposal"); (ii) to consider and act upon a proposal to amend the Company's Certificate of Incorporation to change the corporate name of the Company from Northstar Health Services, Inc. to Keystone Rehabilitation Enterprises, Inc. (the "Name Change Proposal"); (iii) to consider and act upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $0.01 per share, from 10,000,000 shares to 20,000,000 shares (the "Common Stock Proposal"); (iv) to consider and act upon a proposal to issue up to a maximum of 4,888,982 shares of Common Stock to Thomas
W. Zaucha, Alice L. Zaucha and the Zaucha Family Limited Partnership (collectively, the "Zauchas") in satisfaction of certain terms of the Merger Agreement, dated November 15, 1995 by and among the Zauchas, Keystone Rehabilitation Systems, Inc., NSK Merger Group and the Company; (the "Issuance of Additional Shares Proposal"), (v) to consider and act upon a proposal to terminate the Northstar Health Services, Inc. 1994 Stock Option Plan (the "Option Plan Termination Proposal"); and (vi) to consider and act upon a proposal to appoint Arthur Andersen LLP, independent public accountants, to serve as the Company's independent public accountants for the fiscal year ending December 31, 1998 and until the 1999 Annual Meeting, or until their successors are duly appointed (the "Independent Public Accountants Proposal").

QUORUM REQUIREMENTS AND VOTING RIGHTSS

         The presence, in person or by proxy, of holders of record of a majority of the shares of Common Stock issued and outstanding and entitled to vote is required for a quorum to transact business at the Annual Meeting, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Assuming the presence of a quorum, the Board Proposal will require the affirmative vote of the holders of a plurality of the shares of Common Stock, present in person or by proxy, and entitled to vote at the Annual Meeting. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the approval of the Name Change Proposal, the Common Stock Proposal, the Option Plan Termination Proposal, and the Independent Public Accountants Proposal. Assuming the presence of a quorum, the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting, but not including the shares of Common Stock held by the Zauchas, is required to approve the Issuance of Additional Shares Proposal.

         Broker "non-votes" (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and shares for which duly executed proxies have been received but with respect to which holders of shares have abstained from voting will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. Broker "non-votes" are only counted for purposes of determining whether a quorum is present and, therefore, will not be included in vote totals and will have no effect on the outcome of the votes on the proposals to be acted upon at the Annual Meeting. Abstentions will be counted as present and entitled to vote, and will have the effect of a negative vote at the Annual Meeting, whereas instructions to withhold voting on the election of any nominee for director will have no effect on the outcome of the vote.

SOLICITATION AND REVOCATION

         PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD. Any stockholder desiring to appoint another person to represent him or her at the Annual Meeting may do so either by inserting such person's name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to Continental Stock Transfer & Trust Company, the Company's transfer agent, located at 2 Broadway, New York, New York 10004, before the time of the Annual Meeting. It is the responsibility of the stockholder appointing such other person to represent him or her to inform such person of this appointment.

         All Common Stock represented by properly executed proxies which are returned and not revoked prior to the time of the Annual Meeting will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted: (i) FOR the Board Proposal;
(ii) FOR the Name Change Proposal; (iii) FOR the Common Stock Proposal, (iv) FOR the Issuance of Additional Shares Proposal; (v) FOR the Option Plan Termination Proposal; and (vi) FOR the Independent Public Accountants Proposal. If a stockholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the same shares in respect of which he or she is appointed proxyholder in accordance with the directions of the stockholder appointing him or her. Any stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Company a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has executed and delivered a proxy to the Company shall not in and of itself constitute a revocation of such proxy.

         The Company has retained MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation of proxies. MacKenzie will be paid a fee of approximately $2,500 for its services by the Company. Proxies will be solicited initially by mail. Further solicitation may be made by directors, officers and employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. The Company also intends to make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Stock. Upon request, the Company will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Stock which such persons hold of record.

PROPOSAL 1--THE BOARD PROPOSAL

         The Board presently consists of six directors (with five vacancies) who are elected to serve until the 1998 Annual Meeting and until their successors are duly elected and qualified. The Board, at the recommendation of the Compensation & Nominating Committee, has designated the persons listed below as Nominees for election as directors to the Board to serve until the 1999 Annual Meeting and until their successors are duly elected and qualified. If any Nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying proxy card will vote for such other nominee, if any, in their discretion as may be recommended by the Compensation & Nominating Committee. The Board of Directors has no reason to believe that the Nominees named will be unable to serve, if elected. Information concerning the Nominees can be found below under the caption "Directors and Executive Officers of the Company."

         With the exception of Mr. Zaucha who has served as a director since November 1995, all of the Nominees have served as a director since March 1997, at which time they were elected by written consent of the stockholders pursuant to the Consent Solicitation (defined and discussed below).

NOMINEES

           NAME                        AGE       POSITION
           ----                        ---       --------

Thomas W. Zaucha.....................  52        Chairman of the Board of Directors,
                                                 President and Chief Executive Officer
Lawrence F. Jindra, M.D..............  39        Director
James H. McElwain....................  52        Director
Mark G. Mykityshyn...................  40        Director
Roger J. Reschini....................  60        Director
David B. White.......................  42        Director

RECOMMENDATION AND VOTE

         Approval of the election of the Nominees to the Board requires the affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD.

PROPOSAL 2 --THE NAME CHANGE PROPOSAL

         On April 14, 1998, the Board of Directors recommended and adopted a resolution to amend Article 1 of the Company's Certificate of Incorporation to change the corporate name of the Company from Northstar Health Services, Inc. to Keystone Rehabilitation Enterprises, Inc., and directed that the resolution be submitted to the stockholders at the Annual Meeting for their consideration and approval. The Board of Directors has determined that changing the corporate name to Keystone Rehabilitation Enterprises, Inc. is in the best interests of the Company and the stockholders because the change will enable the Company (i) to market itself and its subsidiaries under the Keystone name which the Board believes is a respected name that has market recognition in the Company's geographic marketplace for quality service. In order to change the corporate name of the Company, Article 1 of the Certificate of Incorporation of the Company must be amended. Therefore, upon stockholder approval of the Name Change Proposal, a Certificate of Amendment will be filed with the Secretary of the State of Delaware at which time the amendment to the Certificate of Incorporation shall be effective.

RECOMMENDATION AND VOTE

         Approval of the Name Change Proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE NAME CHANGE PROPOSAL.


PROPOSAL 3 --THE COMMON STOCK PROPOSAL

         On April 14, 1998, the Board of Directors recommended and adopted a resolution to amend Article 4 of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 10,000,000 shares to 20,000,000 shares, and directed that the resolution be submitted to the shareholders at the Annual Meeting for their consideration and approval. The proposed amendment, if adopted by the stockholders, would increase the number of authorized but unissued shares of Common Stock of the Company from 4,024,576 shares to 14,024,576 shares. Upon stockholder approval, these unissued shares of Common Stock will be available for issuance at the discretion of the Board from time to time for any proper corporate purposes generally without further action of the stockholders upon the affirmative vote of a majority of the members of the Board, except to the extent required by law, or the rules and regulations promulgated thereunder.

         Subject to stockholder approval of the Common Stock Proposal and the Issuance of Additional Shares Proposal (Proposal 4), the Board plans to issue additional shares of Common Stock to the Zauchas in satisfaction of certain of the Company's legal obligations under the Guaranty, as more fully described under Proposal 4 below. In addition, the Board is considering stock plans to enable certain employees, outside directors and consultants to convert their salaries, directors' fees, and consulting fees, respectively, ordinarily paid in cash to payment in shares of Common Stock. Since the Board is considering operating the plans over a five-year period, sufficient shares of Common Stock must be registered with the Securities and Exchange Commission (the "Commission"). Therefore, the Board contemplates registering 500,000 shares of Common Stock, in the aggregate, for issuance under the plans at this point the number of employees, outside directors and consultants who will participate in the plans is uncertain, therefore, the Company is not able to estimate the number of shares of Common Stock to be issued under the plans. Assuming approval of the Issuance of Additional Shares Proposal (Proposal 4) and the Common Stock Proposal by the stockholders, and taking into consideration the number of shares of Common Stock which will be reserved and registered for issuance under the proposed stock plans described above, the Company will have, on a pro forma basis, 8,635,594 authorized but unissued shares of Common Stock.

         Although the proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock may be deemed to be an "anti-takeover" provision, the proposed amendment is not a result of, nor does the Board have knowledge of, any specific effort to accumulate the Company's shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to the Board or otherwise. Other than the Issuance of Additional Shares Proposal and the issuance of Common Stock under the proposed stock plans described above, the Company has no specific plans, understandings or arrangements to issue any of the shares of Common Stock which will be authorized if the Common Stock Proposal is approved and adopted, and such shares may be issued for such consideration, cash or otherwise, at such times and in such amounts as the Board in its discretion may determine, without further stockholder action.

         The proposed increase in the number of authorized shares is intended to provide the Board with as much flexibility as possible to issue additional shares for proper corporate purposes, including financing, acquisitions, stock splits, stock dividends, employee incentive plans, and other similar purposes, and could be used by the Board, if consistent with its fiduciary responsibilities, to deter future attempts to obtain control of the Company which do not receive prior approval of the Board.

         In order to increase the number of authorized shares of Common Stock,
Article 4 of the Certificate of Incorporation of the Company must be amended. Therefore, upon stockholder approval of the Common Stock Proposal, a Certificate of Amendment will be filed with the Secretary of the State of Delaware at which time the amendment to the Certificate of Incorporation shall be effective.

RECOMMENDATION AND VOTE

         Approval of the Common Stock Proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMMON STOCK PROPOSAL.


PROPOSAL 4 -- ISSUANCE OF ADDITIONAL SHARES PROPOSAL

         Pursuant to the merger of Keystone Rehabilitation Systems, Inc. ("Keystone") with and into the Company (the "Keystone Merger"), Thomas W. Zaucha, Alice L. Zaucha, and the Zaucha Family Limited Partnership (collectively, the "Zauchas"), as the only stockholders of Keystone, received certain consideration in the form of cash, notes and stock (the "Stock Consideration") from the Company. In addition, the Company guaranteed the Stock Consideration to be at least $5,600,000 with a stock price of $5.93 per share (the "Guaranty") through certain periods ending no later than December 31, 1997. Based on the weighted average trading volume of the daily closing price per share for the ten consecutive trading days immediately prior to the third business day prior to the determination of the stock value as of December 31, 1997, the Company's Common Stock was valued at $0.96 per share, representing a shortfall of $4,693,423. The Company has a contractual obligation to fund this shortfall in stock value through a cash payment equal to the shortfall or, with stockholder approval, through the issuance of additional shares of Common Stock in an amount equal to the shortfall. The Company is currently obligated to either make a cash payment of $4,693,423 or issue approximately 4,888,982 additional shares of Common Stock to the Zauchas.

           The Company presently does not have sufficient cash or authorized shares of Common Stock to meet its obligations under the Guaranty. Taking into consideration the best interests of the Company and the stockholders, the Zauchas are not requiring the Company to pay the entire shortfall in cash. The Special Committee of the Board, comprised entirely of outside directors, has been charged with authority to negotiate with the Zauchas the obligations of the Company under the Guaranty. The Special Committee has recommended to the Board that it seek approval from the stockholders to issue up to 4,888,982 shares of Common Stock in order to enable the Company to fully satisfy the obligations of the Company under the Guaranty in stock. In the event the stockholders do not approve the issuance of the additional shares of Common Stock, the Zauchas have the right to demand, and the Company is obligated to pay, the entire shortfall in cash. For this reason, the Board believes that it is in the best interests of the Company and the stockholders for the stockholders to approve the Issuance of Additional Shares Proposal to give the Special Committee flexibility in negotiating the Company's obligations under the Guaranty with the Zauchas.

         Approval of the Issuance of Additional Shares Proposal by the stockholders does not obligate the Zauchas to accept the entire satisfaction of the Company's obligation under the Guaranty in shares of Common Stock. Approval of the proposal, however, will allow the Zauchas and the Special Committee of the Board to negotiate a settlement that will include some combination of cash and stock, with the issuance of a maximum number of shares of Common Stock not to exceed 4,888,982 shares. If the negotiated settlement of the Company's obligations under the Guaranty results in the issuance of 4,888,982 shares of Common Stock to the Zauchas, Thomas W. Zaucha and the Zaucha affiliates would beneficially own approximately fifty-four percent (54%) of the outstanding shares of Common Stock. Currently, the Zauchas intend to take an amount of shares of Common Stock which would result in them beneficially owning less than fifty percent (50%) of the Company's outstanding shares of Common Stock.

RECOMMENDATION AND VOTE

         Approval of the Issuance of Additional Shares Proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or proxy, and entitled to vote at the Annual Meeting. However, in a letter dated March 19, 1997, Thomas W. Zaucha agreed that the requisite majority required for the issuance of stock to the Zauchas would not include the shares of Common Stock held by the Zauchas. As such, the Zauchas have agreed not to vote on this proposal and their shares will not be included in the calculation of the majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting.

                    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
         FOR THE APPROVAL OF THE ISSUANCE OF ADDITIONAL SHARES PROPOSAL.


PROPOSAL 5 -- OPTION PLAN TERMINATION PROPOSAL

         At the Board of Directors Meeting held on April 14, 1998, the Board of Directors approved a resolution to terminate the Northstar Health Services, Inc. 1994 Stock Option Plan (the "Plan"). The Plan was originally adopted to promote the interests of the Company and its stockholders. One of the provisions of the Plan requires the Company to grant an option to purchase 2,500 shares of Common Stock on an annual basis to each non-employee director (an "outside director") who has served at least one year as a director without considering such outside director's performance or the financial or operational performance of the Company. Due to the financial position of the Company at this time, the Board does not believe that the Plan is advancing the best interests of the Company and the stockholders particularly in light of the provision for mandatory annual grants of options to certain outside directors.

         Notwithstanding stockholder approval, termination of the Plan will have no effect on the awards made under the Plan prior to such termination. Therefore, after approval and adoption of the termination of the Plan by the stockholders of the Company, any and all options granted under the Plan which were exercisable immediately prior to termination of the Plan shall remain exercisable consistent with the terms pursuant to which such options were granted.

         If the stockholders do not approve the proposal to terminate the Plan, the Company will be obligated under the terms of the Plan to grant 12,500 options, in the aggregate, to outside directors. In addition, if the stockholders do not terminate the Plan at this Annual Meeting, the Plan will continue in effect until the annual meeting of stockholders held in the year 2001, unless otherwise terminated or extended.

RECOMMENDATION AND VOTING

         Approval of the Option Plan Termination Proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting.

                    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
            FOR THE APPROVAL OF THE OPTION PLAN TERMINATION PROPOSAL.

PROPOSAL 6  --  THE INDEPENDENT PUBLIC ACCOUNTANTS PROPOSAL

         Upon recommendation of the Audit Committee of the Board, the Board proposes that the stockholders appoint the firm of Arthur Andersen LLP, independent public accountants ("Arthur Andersen"), to serve as the independent public accountants of the Company for the fiscal year ending December 31, 1998 and until the 1999 Annual Meeting, or until their successors are appointed. Arthur Andersen served as the Company's independent public accountants for the 1996 and 1997 fiscal years. A representative of Arthur Andersen will attend the Annual Meeting, and will be available to respond to appropriate questions presented by the stockholders and may make a statement if he or she desires.

         Even though stockholder approval is not required to retain Arthur Andersen as the Company's independent public accountants, management of the Company is seeking stockholder approval of such appointment based on the voting requirements set forth below. However, in the event the stockholders do not approve the appointment of Arthur Andersen as the Company's independent public accountants for the 1998 fiscal year, management intends to retain Arthur Anderson to act as the Company's independent public accountants for the 1998 fiscal year.

RECOMMENDATION AND VOTE

         Approval of appointment of the Independent Public Accountants Proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

            THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL
                 OF THE INDEPENDENT PUBLIC ACCOUNTANTS PROPOSAL.

CHANGE IN ACCOUNTANTS

         In March 1996, the Company's auditors, KPMG Peat Marwick ("KPMG") who had been appointed in 1995, resigned prior to completing an audit of the Company's financial statements, citing concerns related to the management of the Company that had been in place prior to the Keystone Merger. KPMG advised the Company that: (i) internal controls were not sufficient for preparation of reliable financial statements; (ii) information had come to KMPG's attention which made the auditors unwilling to rely on management's representations and unwilling to be associated with the financial statements prepared by management; and (iii) the scope of the audit should be expanded significantly, and that information had come to their attention that, if further investigated, might materially impact the fairness or reliability of previously issued financial statements. As a result, the Company's Form 10-K for the year ended December 31, 1995 was not filed timely with the Commission. The Company retained Arthur Andersen as its auditors, and Arthur Andersen completed the audit of the Company for the years ended December 31, 1996 and 1995. On March 25, 1996, the Company filed a report on Form 8-K with the Commission to report the change in accountants.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

         Stockholder proposals to be included in the Company's proxy statement with respect to the 1999 Annual Meeting of Stockholders must be received by the Company at its executive offices located at the Atrium, 665 Philadelphia Street, Indiana, Pennsylvania 15701 no later than January 11, 1999.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The table below sets forth the names, ages and titles of the persons who are the current directors and executive officers of the Company. The directors were re-elected by stockholder vote at the 1997 Annual Meeting of Stockholders held on September 11, 1997.

DIRECTORS AND EXECUTIVE OFFICERS

          NAME                            AGE      POSITION                                   HELD SINCE
          ----                            ---      --------                                   ----------

Michael S. Delaney*............           48      Secretary and Assistant                     March, 1997
                                                  Treasurer
Lisa S. Guarino................           39      Executive Vice President, Chief             September, 1997
                                                  Financial Officer and Treasurer
Lawrence F. Jindra, M.D........           39      Director                                    March, 1997
James H. McElwain..............           52      Director                                    March, 1997
Mark G. Mykityshyn.............           40      Director                                    March, 1997
Roger J. Reschini..............           60      Director                                    March, 1997
David B. White.................           42      Director                                    March, 1997
Thomas W. Zaucha...............           52      Chairman of the Board of Directors,         November, 1995
                                                  President and Chief Executive Officer

* Mr. Delaney is not an employee of the Company or its subsidiaries.

         THOMAS W. ZAUCHA (52) is the Chairman of the Board of Directors, President and Chief Executive Officer of the Company and has been a Director of the Company since November 1995. His term as a Director is for 1997 - 1998. He will stand for re-election at the Annual Meeting. Mr. Zaucha, founder of Keystone Rehabilitation Systems, Inc., served as its Chairman, President and Chief Executive Officer until Keystone merged with Northstar in 1995. Mr. Zaucha became Chairman of the Board and Chief Executive Officer of Northstar in March 1996. Mr. Zaucha has approximately twenty-nine (29) years of experience in the health care and physical therapy related industries. He currently serves on the State Board of Physical Therapy and is a member of the Pennsylvania Physical Therapy Association and the American Physical Therapy Association. Mr. Zaucha has been the recipient of the Entrepreneur of the Year Award (Health Care) in 1992 and was named Civic Leader of the Year in 1996.

Mr. Zaucha is a member of numerous community and civic organizations. His business address is that of the Company's address.

         LISA S. GUARINO (39) has served as the Executive Vice President, Chief Financial Officer and Treasurer of the Company since September 1997. She is involved in strategic financial decisions for the Company including cash management and financial reporting. Prior to her present position, she served as Chief Financial Officer of Northstar from November 1995 to September 1996 and served as Chief Financial Officer and Controller for Keystone Rehabilitation Systems, Inc. from August 1986 to November 1995. Ms. Guarino obtained her public accounting experience as an auditor with Arthur Andersen LLP in Pittsburgh (1980-1983). She obtained her MBA from Indiana University of Pennsylvania in 1990. Ms. Guarino is an actively licensed Certified Public Accountant in Pennsylvania and is a member of the PICPA and AICPA. Her business address is that of the Company's address.

         LAWRENCE F. JINDRA, M.D. (39) has served as a Director of the Company since March 1997 and is Chairman of the Special Committee and a member of the Compensation & Nominating Committee of the Board of Directors. His term as a Director of the Company is for 1997-1998. He will stand for re-election at the Annual Meeting. Dr. Jindra has served as the President of Eye Care Management, Inc. and on the adjunct faculty of the Department of Ophthalmology of the College of Physicians and Surgeons of Columbia University since 1997. Dr. Jindra has also served as the Assistant Chief of Ophthalmology of Northport Veterans Affairs Medical Center and as the Founder and Director of the Glaucoma Consultation Unit of the United States Department of Veterans Affairs since 1994 and 1989, respectively. From 1992 to 1993, Dr. Jindra served as a White House Fellow, as a member of the Office of Science & Technology Policy and as a member of the President's Task Force for National Health Care Reform. Dr. Jindra received a Master's Degree in Public Administration (Medicine, Science and Technology Concentration) from Harvard University and a Master of Science Degree in Management from Oxford University. His business address is The Landmark, Suite 305, 99 Tulip Avenue, Floral Park, New York.

         JAMES H. MCELWAIN (52) has served as a Director of the Company since March 1997 and is Chairman of the Audit Committee of the Board of Directors. His term as a Director of the Company is for 1997-1998. He will stand for re-election at the Annual Meeting. Mr. McElwain has served as the Chief Operating Officer of S.W. Jack Drilling Company since 1995. From September 1988 until December 1994, he served as the Vice President of Finance of Keystone Rehabilitation Systems, Inc., which merged with the Company in 1995. His business address is 57 South Ninth Street, Indiana, Pennsylvania.

         MARK G. MYKITYSHYN (40) has served as a Director of the Company since March 1997 and is Chairman of the Compensation & Nominating Committee and a member of the Special Committee of the Board of Directors. His term as a Director of the Company is for 1997-1998. He will stand for re-election at the Annual Meeting. Mr. Mykityshyn has served as President of Strategy Partners, Inc. since 1993. He has served as Technical and Financial Consultant with High Technology Venture Finance since 1995. He has also served as a Management and Technology Consultant with Booz Allen & Hamilton, Inc. from 1993 to 1997, and was an Adjunct Professor of Aeronautics at The George Washington University from 1994 to 1995. Prior to 1993, Mr. Mykityshyn served as an aviator in the United States Marine Corps (1982-1989) and earned the Degree of Engineer of Aeronautical and Astronautical Engineering and the Degree of Master of Science in Aeronautical and Astronautical Engineering from the Massachusetts Institute of Technology and a Masters Degree in Public Administration (Science and Technology Policy concentration) from Harvard University (1990-1993). His business address is 1705 Patriots Way, Atlanta, Georgia.

         ROGER J. RESCHINI (60) has served as a Director of the Company since March 1997 and is a member of the Compensation & Nominating Committee and the Audit Committee of the Board of Directors. His term as a director of the Company is for 1997-1998. He will stand for re-election at the Annual Meeting. Mr. Reschini founded the Reschini Agency, Inc., a multiple line insurance agency, in 1979 and founded TFID, Inc., a real estate development company, in 1984. Mr. Reschini has also been the recipient of a Benjamin Rush Award and a Paul Harris Fellowship. His business address is 922 Laurel Place, Indiana, Pennsylvania.

         DAVID B. WHITE (42) has served as a Director of the Company since March 1997 and is a member of the Compensation & Nominating Committee and the Audit Committee of the Board of Directors. His term as a Director of the Company is for 1997-1998. He will stand for re-election at the Annual Meeting. Mr. White is a partner in the law firm of Burns, White & Hickton (Pittsburgh, PA). Mr. White was admitted to the practice of law in 1982, and he is currently a member of the Allegheny County, Pennsylvania and American Bar Associations; the Hospital Association of Pennsylvania; the National Order of Barristers; and the Academy of Trial Lawyers. His business address is Burns, White & Hickton, 2400 Fifth Avenue Place, 120 Fifth Avenue, Pittsburgh, Pennsylvania.

         MICHAEL S. DELANEY (48) has served as Corporate counsel to the Company since November 1995, and as its Secretary and Assistant Treasurer since March 1997. Mr. Delaney has also served as Corporate counsel to Keystone Rehabilitation Systems, Inc. from 1981 to 1995. Mr. Delaney is a name partner in Delaney & Delaney (Indiana, PA). Mr. Delaney was admitted to the practice of law in 1977, and is currently a member of the Indiana County, Pennsylvania and American Bar Associations. His business address is Delaney & Delaney, 936 Philadelphia Street, Indiana, Pennsylvania.

         General. Directors of the Company hold office until the next annual meeting of stockholders and until their successors are elected. Executive officers are elected annually by, and serve at the discretion of, the Board of Directors. There are no arrangements or understandings known to the Company between any of the Directors, Nominees for director or executive officers of the Company and any other person pursuant to which any of such persons was elected as a director or an executive officer, except various employment agreements between the Company and certain executive officers. (See Executive Compensation, Employment Agreements)

BOARD OF DIRECTORS; BOARD COMMITTEES

Board of Directors Meetings; Board Committee Meetings

         During fiscal year 1997, the composition of the Board of Directors changed as a result of the Consent Solicitation (discussed and defined below). Prior to the Consent Solicitation, according to documentation available to current management, the members of the Board met six (6) times, the members of the Audit Committee did not meet and the members of the Compensation & Nominating Committee did not meet. Subsequent to the Consent Solicitation, members of the Board met eleven (11) times; the Audit Committee met three (3) times; the Compensation & Nominating Committee met nine (9) times and the Special Committee met ten (10) times. The Special Committee was not formed until after the Consent Solicitation. Prior to the Consent Solicitation, each of the Company's Directors attended at least seventy-five percent (75%) of the total number of meetings of the Board held from January 1, 1997 until March 24, 1997. Subsequent to the Consent Solicitation, each of the Company's Directors attended at least seventy-five percent (75%) of the total number of meetings of the Board and Committees on which he served held from March 24, 1997 until December 31, 1997.

Audit Committee

         The Audit Committee of the Board, which presently consists of Messrs. McElwain, Reschini and White, provides assistance to the corporate directors in fulfilling their responsibility to the stockholders, potential stockholders and the investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of the financial reports of the Company. The Committee also reviews and recommends to the directors the independent auditors to be selected to audit the books of the Company; reviews the risk assessment process and scope of the annual audit and the procedures to be utilized; reviews with the independent auditors and the Company's financial personnel the adequacy and effectiveness of the internal accounting and financial controls of the Company and elicits any recommendations for the improvement of such internal control procedures and prior to the release of the annual report to the stockholders, reviews with the independent auditors, the financial statements to be contained in such report to determine that the independent auditors' position is fairly presented to the stockholders.


Compensation & Nominating Committee

         The Compensation & Nominating Committee of the Board, which presently consists of Messrs. Jindra, Mykityshyn, Reschini and White establishes, reviews and approves compensation programs of the Company generally, and approves salaries and bonuses for officers and certain other salaried employees of the Company. In addition, the Committee administers the Company's 1992, 1994 and 1997 Stock Option Plans and determines which eligible employees and consultants of the Company may participate in the Plans and the type, extent and terms of equity-based awards to be granted to them. In addition, the Committee controls the granting of any options made outside of the Company's stock option plans to eligible directors, employees and consultants. The Committee also identifies and submits on an annual basis to the full Board, nominees to be placed on the ballot for election to the Board at each annual meeting of stockholders. The Compensation & Nominating Committee will consider suggested nominees to be placed on the ballot for election to the Board at each annual meeting of stockholders in accordance with applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such rules and regulations provide that the Company is not required to include a stockholder proposal in its proxy materials unless it is received by a specified date. Accordingly, all recommended nominations to be placed on the ballot for election to the Board at the 1999 Annual Meeting of

Stockholders must be in writing and must be received by the Company on or before its close of business on January 11, 1999.

Special Committee

         The Special Committee of the Board, which presently consists of Messrs. Jindra and Mykityshyn, reviews and assesses proposals regarding the restructuring of the Company's obligations to the Zauchas: (i) under certain earn out provisions of the Northstar/Keystone merger agreement; (ii) under lease agreements applicable to certain real property owned by Mr. Zaucha and the Zaucha Family Limited Partnership, which are leased to the Company; (iii) under term notes issued under the Northstar/Keystone merger agreement; (iv) under the Guaranty which is the subject of Proposal 4; and (v) involving costs incurred by Mr. Zaucha in connection with the Consent Solicitation (discussed and defined below).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

         The following table sets forth information as of April 15, 1998 with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock; (ii) each person serving as a director of the Company; (iii) each Named Executive Officer (defined below) and (iv) all current directors and executive officers of the Company as a group. Unless otherwise indicated, all shares are owned directly and the indicated owner has sole voting and dispositive power with respect thereto.

                                                             COMMON STOCK BENEFICIALLY
                                                                    OWNED (1)
                                                                    ---------
                 Beneficial Owner                              NUMBER (2)  PERCENT
                 ----------------                              ----------  -------

5% HOLDERS (3)
Thomas W. Zaucha (4).........................                   974,958     16.3%
Mellon Bank Corporation (5)..................                   476,000      8.0%

DIRECTORS (3)
Lawrence F. Jindra, M.D. (6)....................                 50,000      *
James H. McElwain (6)........................                    50,000      *
Mark G. Mykityshyn (6).......................                    50,000      *
Roger J. Reschini (7)........................                   168,271      2.8%
David B. White (6)...........................                    50,000      *

NAMED EXECUTIVE OFFICERS(3)
Lisa S. Guarino (8)..........................                    27,000      *
Linda K. Summers (6)(9).....................                     25,000      *
Robert J. Smallacombe........................                       100      *
Ralph Sweithelm..............................                         0      *

ALL CURRENT  DIRECTORS AND EXECUTIVE
  OFFICERS AS A GROUP (total 9 persons) .....                 1,478,779    23.32%

----------------------------------------
* Less than 1% of the outstanding Common Stock

     (1) Pursuant to the regulations of the Securities and Exchange Commission (the "Commission"), shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (i) the power to vote or dispose of such shares, whether or not such person has any pecuniary interest in such shares, or (ii) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

     (2) Represents total number of shares of Common Stock owned by each person, which each named person or group has the right to acquire, through the exercise of options within sixty (60) days, together with Common Stock currently owned, as a percentage of the total number of shares of Common Stock outstanding as of April 15, 1998. In accordance with the Commission's rules, the ownership percentage of each person or group is calculated treating all shares, including options to purchase shares, beneficially owned by such person or group as issued and outstanding shares.

     (3) Mr. Thomas W. Zaucha is also a Director, the President and the Chief Executive Officer of the Company.

     (4) Includes 692,201 shares of Common Stock owned directly by Mr. Zaucha and his wife, Alice L. Zaucha, as joint tenants, 207,757 shares of Common Stock are held by the Zaucha Family Limited Partnership whose sole partners are currently Mr. Zaucha, Mrs. Zaucha and their four children, and 75,000 shares of Common Stock which are held by Mr. Zaucha as sole beneficial owner. If the stockholders approve the Issuance of Additional Shares Proposal (Proposal 4), Mr. Zaucha's beneficial ownership of Common Stock would increase significantly. (See the discussion under Proposal 4.) Mr. Zaucha's business address is Northstar Health Services, Inc., 665 Philadelphia Street, Indiana, Pennsylvania 15701.

     (5) These shares of Common Stock are beneficially owned by Mellon Bank Corporation's direct or indirect subsidiaries, Mellon Bank, N.A. and The Dreyfus Corporation. These subsidiaries have sole voting power over the shares of Common Stock they beneficially own and shared dispositive power over the shares of Common Stock they beneficially own. Mellon Bank Corporation is located at One Mellon Bank Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258-0001.

     (6) Comprised entirely of options to purchase shares of Common Stock.

     (7) Includes 108,271 shares of Common Stock indirectly owned by the Reschini Agency, Inc., of which Mr. Reschini is a majority owner, 10,000 shares of Common Stock which are held by Mr. Reschini as sole beneficial owner and options to purchase 50,000 shares of Common Stock.

     (8) Includes 2,000 shares of Common Stock which are held by Ms. Guarino as sole beneficial owner and options to purchase 25,000 shares of Common Stock.

     (9) Although Ms. Summers is a member of senior management and is a "Named Executive Officer" as that term is defined under the Commission's regulations, she is not an executive officer of the Company.


EXECUTIVE COMPENSATION

         The following table shows, for the fiscal years ended December 1997, 1996 and 1995, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to (i) any person who served as the Chief Executive Officer during fiscal year 1997, and (ii) the other most highly compensated executive officers of the Company to the extent such person's total annual salary and bonus exceeded $100,000 in 1997 (the "Named Executive Officers") in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                       Annual Compensation                  Long Term Compensation
                                                       -------------------                  ----------------------
                                                                              Other Annual  Securities     All Other
                                                                              Compensation  Underlying    Compensation
Name and Principal Position           Year      Salary        Bonus               (1)       Options (#)        (2)
---------------------------           ----      ------        -----               ---       -----------        ---

Thomas W. Zaucha                     1997     $125,000 (3)     $0                 $0                0         $300
Chairman, President and CEO
                                     1996     $125,000 (3)     $0                 $0                0         $300

                                     1995     $ 15,625 (3)     $0                 $0                0         $  0



Robert J. Smallacombe, CEO           1997     $124,211 (4)     $0                 $0           50,000         $  0



Lisa S. Guarino                      1997     $134,445 (5)     $0                 $0           15,000         $300
Executive Vice President, CFO
and Treasurer
                                     1996     $142,630 (5)     $0                 $0           10,000         $300

                                     1995     $ 11,931 (5)     $0                 $0                0         $  0



Linda K. Summers                     1997     $141,144 (6)     $0                 $0           25,000         $300
Regional Vice President
of Subsidiary                        1996     $115,086 (6)     $0                 $0                0         $300

                                     1995     $  9,231 (6)     $0                 $0                0         $  0



Ralph Sweithelm                      1997     $200,939 (7)     $0                 $0                0         $300
President of Subsidiary
                                     1996     $273,099 (7)     $0                 $0                0         $300

                                     1995     $ 29,599 (7)     $0                 $0                0         $  0

         (1) The aggregate amount of all perquisite compensation was less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer for fiscal years ended December 31, 1997, 1996 and 1995.

         (2) All dollar amounts listed in this column represent the Company's contributions made on behalf of the Named Executive Officers pursuant to the Keystone Rehabilitation System's Inc. 401(k) Retirement Savings Plan, a qualified plan for the Company's employees pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan"). The 401(k) Plan calls for certain annual matching contributions up to prescribed limits of fifty percent (50%) of the employee contribution with a maximum of $300 per employee. Employees can defer up to twenty percent (20%) of their salary. The Named Executive Officers were limited to a maximum deferral of $9,500 for 1997, $9,500 for 1996 and $9,240 for 1995. The
                  401(k) Plan also provides that the Company can make discretionary contributions; however, no such contributions were made by the Company during the year ended December 31, 1997. During the year ended December 31, 1997, the Named Executives received medical benefits under the Company's group insurance policy, including disability and life insurance benefits which are equivalent to such benefits paid to all other full-time employees.

         (3) During 1997, and the applicable period of 1996, Mr. Zaucha received annual cash compensation in the amount of $125,000, which consisted entirely of salary pursuant to his employment contract which is summarized herein. Mr. Zaucha also receives funds from the Company in the form of lease payments, note payments and other related-party transactions which relate to the merger with Keystone. See, "Certain Relationships and Related Transactions." Lease payments to Mr. Zaucha for 1997 and 1996 were $470,360 and $59,000 for 1995. In conjunction with the merger with Keystone, the Company is required to make earn out payments to Mr. Zaucha, Alice Zaucha and the Zaucha Family Limited Partnership in certain events, none of which have been made to this date. The Company also paid $80,404 in 1997, $86,320 in 1996 and $9,156 in 1995 for real estate maintenance, housekeeping and leasehold improvement construction services to Impulse Development Corporation, a company controlled by Mr. Zaucha.

         (4) Mr. Smallacombe was CEO of the Company from February 1997 to March 24, 1997. Pursuant to the rules and regulations under the Exchange Act, only information regarding compensation paid to Mr. Smallacombe during fiscal year 1997 is required to be disclosed. Included within Mr. Smallacombe's salary for 1997, are consulting fees in the amount of $59,201 which he received pursuant to a consulting agreement with the Company. For a discussion of the material terms of Mr. Smallacombe's consulting agreement and employment agreement, see the caption below entitled "Employment Agreements."

         (5) Included within Ms. Guarino's salary for 1997 was a severance payment in the amount of $61,285 and consulting fees in the amount of $39,506, which she received for services rendered between May 8, 1997, and August 31, 1997, during which time she was not an employee of the Company. Included within Ms. Guarino's salary for 1996 was a severance payment in the amount of $52,530. Ms. Guarino's position with the Company was terminated on September 30, 1996 and she was reinstated to her position in September, 1997 as a result of the Consent Solicitation (defined and discussed below).

         (6) Included in Ms. Summers salary for 1997, 1996 and 1995 are commissions and certain payments she earned pursuant to the terms of her employment agreement. Ms. Summers' salary without taking into account the commissions and other payments she earned pursuant to the terms of her employment agreement for 1997 was $86,461, for 1996 was $89,603, and for 1995 was
                  $85,000. For a discussion of the material terms of Ms. Summers' employment agreement, see the caption below entitled "Employment Agreements."

         (7) Mr. Sweithelm resigned from the Company in August, 1997. Included in his annual salary for 1997, 1996 and 1995 are commissions he earned pursuant to the terms of his employment agreement. Also, included in his salary for 1997 are payments made to him upon his termination of his employment agreement. Mr. Sweithelm's salary without taking into account the commissions and other payments he earned pursuant to the terms of his employment agreement for 1997 was $63,674, for 1996 was $85,290, and for 1995 was $84,163. For a discussion of the material terms of Mr. Sweithelm's employment agreement, see the caption below entitled "Employment Agreements."

OPTION/SAR GRANTS IN FISCAL YEAR 1997

         The following table sets forth information as of December 31, 1997 concerning individual grants of options to purchase Common Stock made to Named Executive Officers during 1997.

                                                                                            POTENTIAL REALIZABLE
                           SECURITIES       % OF TOTAL                                         VALUE AT ASSUMED
                           UNDERLYING       OPTIONS/SARS       EXERCISE                     ANNUAL RATES OF STOCK
                           OPTIONS/SARS     GRANTED TO         OR BASE     EXPIRATION      PRICE APPRECIATION FOR
        NAME               GRANTED          EMPLOYEES           PRICE         DATE              OPTION TERM
------------------         ---------        ---------         ---------     --------            -----------
                                                                                               5%          10%
                                                                                               --          ---
Robert J. Smallacombe(1)     50,000           8.04%            $ 1.750       03/24/98       $56,082       $93,682

Lisa S. Guarino              15,000           2.41%            $ 1.625       10/01/02       $ 6,734       $14,881

Linda K. Summers             25,000           4.02%            $ 1.875       10/29/02       $12,951       $28,618


(1) The options were immediately exercisable upon grant and continue to be immediately exercisable, with the exception of the options granted to Mr. Smallacombe. The options granted to Mr. Smallacombe were not granted under a stock option plan, Board resolution, employment agreement or any other written agreement specifying the terms and conditions of the options. Therefore, the Company has made certain assumptions as to the expiration date of the options; specifically, the Company has applied the expiration terms of the options granted to other directors of the Company to the options granted to Mr. Smallacombe. Based on these assumptions, the Company has taken the position that the options granted to Mr. Smallacombe expired on March 24, 1998 since he did not exercise the options within one year from the date of his termination of employment with the Company on March 24, 1997. The potential realizable value at the assumed annual rates of stock appreciation represents a full term of five years and not the values as of the expiration date of March 24, 1998.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1997 AND FISCAL YEAR END 1997 OPTION/SAR VALUES

         The following table sets forth information regarding the exercise of Options by Named Executive Officers during 1997. The table also shows the number and value of unexercised Options which were held by the Named Executive Officers as of December 31, 1997.

                                                            Number of
                                                             Securities
                                                            Underlying
                                                            Unexercised
                           Number of                           Options               Value of Unexercised
                         Shares Acquired     Value          Exercisable/             In-the-Money Options
Name                       on Exercise      Realized       Unexercisable         Exercisable/Unexercisable (1)
----                       -----------      --------        -------------         -----------------------------
Robert J. Smallacombe          0              $0              50,000/0 (2)                   $0/0

Lisa S. Guarino                0              $0              25,000/0                       $0/0

Linda K. Summers               0              $0              25,000/0                       $0/0

(1) As of December 31, 1997, none of the options were in the money.
(2) As indicated in footnote 1 to the table above, the options held by Mr.
    Smallacombe are no longer exercisable and have expired.

COMPENSATION OF DIRECTORS

         From March 24, 1997 to December 31, 1997 each Director who is not an employee of the Company received a quarterly retainer fee of $3,000 and an attendance fee of $1,000 for each Board of Director meeting or committee meeting at which he is present in person or via telephone means. In addition, Directors received options to purchase 25,000 shares, at market value, upon joining the Board. Directors are also eligible to receive options to purchase 2,500 shares of Common Stock upon re-election if they served for at least a full term and if they do not own more than ten percent (10%) of the outstanding shares of Common Stock. The additional options granted to directors upon re-election to the Board is the subject of Proposal 5-- Option Plan Termination Proposal.

EMPLOYMENT AGREEMENTS

Thomas W. Zaucha

         In November 1995, the Company and Thomas W. Zaucha, President and Chief Executive Officer of the Company, entered into an employment agreement for a term of five years. The agreement specifies Mr. Zaucha's position and duties, compensation and benefits, and termination provisions. The agreement also contains a non-competition provision and a confidentiality provision.

         Under the terms of his employment agreement, Mr. Zaucha serves as the President and Chief Executive Officer of the Company. Mr. Zaucha is entitled to an annual base salary of $125,000 which may be increased but not decreased by the Board at any time based on Mr. Zaucha's contribution to the success of the Company and such other factors as the Board may deem appropriate. Mr. Zaucha is also entitled to insurance and health benefit plans available generally to employees of the Company and is eligible to participate in and receive grants under stock option or bonus plans, profit sharing or similar plans and certain other benefits generally available to employees of the Company. In addition, Mr. Zaucha is entitled to a company car.

         The agreement with Mr. Zaucha also provides that if his employment is terminated due to illness or disability, he will continue to receive all payments when due under the agreement. If Mr. Zaucha's employment with the Company is terminated by reason of his death, he will receive all payments under the agreement when due as of the time of his death. If the Company terminates Mr. Zaucha for cause, Mr. Zaucha will only be entitled to accrued and unpaid salary.

Lisa S. Guarino

         In September 1997, the Company and Lisa S. Guarino, Executive Vice President and Chief Financial Officer of the Company, entered into an employment agreement for a term of one year which such term will automatically extend for additional one year periods unless terminated by the Company with ninety days prior written notice. Upon a change of control of the Company (as defined in the agreement) the term of the agreement will automatically extend for one year from the date of the change of control. In the event of a change of control, Ms. Guarino will have the option of remaining with the Company or any surviving company or being paid six months salary as severance.

         Under the terms of the agreement, Ms. Guarino serves as the Executive Vice President and Chief Financial Officer and reports directly to the Chief Executive Officer. Ms. Guarino is entitled to receive an annual salary of $125,000. This annual salary cannot be reduced without the approval of Ms. Guarino and may be increased at the Board's discretion, with a minimal increase of $5,000 per year. Ms. Guarino is entitled to all benefits customary to full-time, exempt management employees of the Company. Ms. Guarino also received an option to purchase 15,000 shares of Common Stock pursuant to the Company's 1992 Stock Option Plan and is eligible to receive certain options on a quarterly basis if certain corporate performance goals are achieved under the 1997 Stock Option Plan. In 1997, Ms. Guarino received no options pursuant to this incentive stock option program under the 1997 Stock Option Plan.

         The terms of the agreement also allow Ms. Guarino to operate her consulting business and her accounting services company.

Linda K. Summers

         In December 1997, the Company and Linda K. Summers, Regional Vice President of the Company's subsidiary, Keystone Rehabilitation Systems, Inc. ("Keystone"), entered into an employment agreement for a term of one year which such term will automatically renew for additional one year periods unless the agreement is terminated or modified in writing pursuant to prior written notice of ninety days of any anniversary date. Upon a change of control of the Company (as defined in the Agreement), if Ms. Summers elects not to remain with the Company or any surviving company, she is entitled to receive six months pay with benefits as severance. This option is only exercisable within the first ninety days of a change of control. Ms. Summers is also subject to non-competition and confidentiality provisions.

         Under the terms of the agreement, Ms. Summers serves as Regional Vice President of Keystone and reports directly to the President of Keystone. Ms. Summers is entitled to receive an annual salary of $95,000. In addition, she is entitled to certain bonuses and grants of options based on the financial performance of the Company. In 1997, Ms. Summers received an option to purchase 25,000 shares of Common Stock under the Company's 1997 Stock Option Plan. Ms. Summers is also eligible to participate in the incentive programs which may from time to time be implemented by the Company. Ms. Summers is also entitled to all benefits customary and usual for full-time exempt employees. She also has the use of a company car at the discretion of the Chief Executive Officer.

Robert J. Smallacombe

         In January 1997, the Company and Robert J. Smallacombe entered into an independent consulting contract for a term of eight months concluding on September 30, 1997. On January 20, 1997, the Board approved a resolution converting the consulting contract to an employment contract. This contract was terminated for cause as a result of the Consent Solicitation (defined and discussed below) and Mr. Smallacombe was removed from his position as Chief Executive Officer on March 24, 1997. Under the contract, Mr. Smallacombe was charged with the goal of improving the trading price of the Common Stock and working directly with the Board in strategic planning for improving the financial performance and operational performance of the Company. The material terms of Mr. Smallacombe's terminated contract are set forth below.

         Pursuant to the terms of the consulting contract and employment contract, Mr. Smallacombe was entitled to receive $6,500 per week payable in bi-weekly installments. In addition, Mr. Smallacombe was eligible to receive an incentive compensation package based on his past performance, scope of commitment and his achievement with respect to the Board's goal of increasing stockholder value. Subject to Board approval, Mr. Smallacombe was eligible to receive stock options to purchase 50,000 shares of Common Stock at an exercise price of $1.75 per share and options to purchase 100,000 shares of Common Stock at an exercise price of $1.75 per share subject to the restriction that the options did not become exercisable until the trading price of the Common Stock was greater than $5.93 for at least fifteen consecutive trading days. Mr. Smallacombe did not receive any of these options to purchase the additional 100,000 shares of Common Stock. Further, the option to purchase 50,000 shares of Common Stock expired in March, 1998 since Mr. Smallacombe did not exercise such option within one year of his termination date of employment by the Company. (See footnote 1 under the Option/SAR Grants In Fiscal Year 1997 Table under the section "Executive Compensation.")

Ralph Sweithelm

         Prior to January 1995, Ralph Sweithelm owned a twenty-five percent (25%) interest and Keystone owned a seventy-five percent (75%) interest in a general partnership related to the Company's clinic in Indiana, PA. In January 1995, the partnership was terminated and his 25% interest in the partnership agreement was converted into an employment agreement with Keystone with compensation as described below. Prior to and subsequent to the conversion of the partnership agreement to the employment agreement, Mr. Sweithelm served as a Facility Director of Keystone. In addition to the employment agreement, on April 1, 1997, he was promoted to President of Keystone. The termination provisions of the employment agreement permitted termination by any party with ninety days prior written notice to the non-terminating party. The agreement set forth Mr. Sweithelm's position, duties and responsibilities. On August 13, 1997, Mr. Sweithelm executed a termination of employment agreement (the "Termination Agreement") and resigned his position as President of Keystone.

         Under the terms of the employment agreement, Mr. Sweithelm was entitled to an annual base salary of $82,400 with increases based on the consumer price index on the first day of January each year. He was also entitled to receive all benefits offered by Keystone that are usual and customary for his position and malpractice insurance coverage. The terms of the agreement also subjected Mr. Sweithelm to confidentiality provisions and under certain events, non-competition provisions.

         In addition to his annual base salary and in consideration of the $207,825 (the "Contribution") he paid to Keystone in exchange for the conversion of his partnership agreement into an employment agreement, Mr. Sweithelm was entitled to a monthly commission equal to twenty-five percent (25%) of pre-commission net income of one of Keystone's facilities (as defined in the agreement)(the "25% Commission").

         In the event that Mr. Zaucha lost controlling interest of Keystone, the agreement allowed Mr. Sweithelm to: (i) withdraw from the 25% Commission; (ii) be reimbursed his Contribution or receive two times his share of the most recent twelve months 25% Commission (the "Terminating Commission") whichever is greater; (iii) escape the application of the non-competition provision; and (iv) terminate the agreement or negotiate a new agreement.

         Pursuant to the Termination Agreement, Mr. Sweithelm exercised his option to terminate the employment agreement, withdraw from the 25% Commission, and not be bound by the non-competition provisions of the agreement. He also elected to receive the Termination Commission, or $235,443, since it was higher than his Contribution.

      COMPENSATION & NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Executive Compensation Policy. The Company's compensation policy for all of its executive officers is formulated and administered by the Compensation & Nominating Committee of the Board. The Compensation & Nominating Committee also administers the Company's 1992 Stock Option Plan, the 1994 Non-Employee Directors Stock Option Plan and the 1997 Stock Option Plan, and the granting of any options made outside of the Company's stock option plans pursuant to which the Compensation & Nominating Committee periodically grants options to directors, executive officers and other employees of the Company.

         The primary goals of the Company's compensation policy are to attract, retain and motivate skilled executive officers and to encourage them to act in the best interests of the Company's stockholders. In determining the level of executive compensation, certain quantitative and qualitative factors, including, but not limited to, the Company's operating and financial performance, the individual's level of responsibilities, experience, commitment, leadership and accomplishments relative to stated objectives, and marketplace conditions are taken into consideration.

         Chief Executive Officer's Compensation. For 1997, the compensation of Mr. Zaucha, the Chief Executive Officer of the Company, was set by the terms of his employment agreement. A summary of the key provisions of Mr. Zaucha's employment agreement is included elsewhere in this Proxy Statement. See "Employment Agreements." Mr. Zaucha also participates in benefit programs that are generally available to employees of the Company, including medical benefits and a 401(k) savings plan. Mr. Zaucha has not participated in the Company's Stock Option Plans to date.

         Executive Officer Compensation. During 1997, the Company also had an employment agreement with Ms. Guarino, the Chief Financial Officer of the Company. A summary of the key provisions of these employment agreements is included elsewhere in this Proxy Statement. See "Employment Agreements." For the year ended December 31, 1997, compensation paid to the executive officers of the Company was determined primarily pursuant to the terms of the employment agreements negotiated by the Company with the executives. For discretionary compensation paid to executive officers that is not set by employment agreements, the Compensation & Nominating Committee made subjective determinations on a case-by-case basis based on recommendations of the Chief Executive Officer as to each executive's merit and contribution to the success of the Company.

         Section 162(m) of the Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits to $1 million the deductibility by the Company of compensation paid in any one year to any executive officer named in the Summary Compensation Table. As none of the executive officers of the Company are currently paid compensation in excess of $1 million, the Company has not yet developed a policy with respect to Section 162(m) of the Code.
                                      As submitted by the
                                      Compensation & Nominating Committee,
                                      Mark G. Mykityshyn, Chairman
                                      Lawrence F. Jindra, M.D.
                                      Roger J. Reschini
                                      David B. White

PERFORMANCE GRAPH

         The following graph compares the cumulative return on the Common Stock from June 3, 1993 to December 31, 1997 with such return for the NASDAQ Stock Market Index (U.S.), and The Standard & Poor's Midcap 400 Health Care Sector Index (an Industry Index consisting of a peer group of 29 companies (1) ("Peer Group Index"). The performance graph assumes an investment of $100 on June 3, 1993, together with the reinvestment of dividends. Each measurement point on the graph below represents the cumulative stockholder return as measured by the closing price at the end of each period during the period from June 3, 1993 through December 31, 1997.


                 COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN
   AMONG NORTHSTAR HEALTH SERVICES, INC. THE NASDAQ STOCK MARKET (U.S.) INDEX
                              AND A PEER GROUP(2)

                                        6/03/93        12/93          12/94          12/95          12/96          12/97
                                        -------        -----          -----          -----          -----          -----
NORTHSTAR HEALTH SERVICES, INC.          $100          $147           $119           $100           $ 23           $ 17

PEER GROUP                                100           117            124            165            167            174

NASDAQ STOCK MARKET (U.S.)                100           110            108            152            187            230

-------------------------

1 The Peer Group Index consists of the following 29 companies: Acuson Corp, Allegiance Corp, Apria Healthcare Group, Inc., ATL Ultrasound, Inc., Beckman Coulter, Inc., Beverly Enterprises, Inc., Concentra Managed Care, Inc., Covance, Inc., Datascope Corp., Dentsply Intl., Inc., Diagnostic Prods. Corp., First Health Group Corp., Forest Labs, Inc., Foundation Health Sys., Inc., Health Care & Retirement Corp., Health Mgmt. Assoc., Inc. New, Ivax Corp, Mylan Labs, Inc., Novacare, Inc., Omnicare, Inc., Oxford Health Plans, Inc., Pacificare Health Sys., Inc., Quorum Health Group, Inc., Scherer RP Corp, Stryker Corp., Sybron Intl., Total Renal Care Hldgs, Inc., Vencor, Inc., and Watson Pharmaceuticals, Inc.

2 On May 31, 1996, NASDAQ suspended trading in the Company's Common Stock.

-----------------------------

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the Exchange Act, the Company's directors and executive officers, and any persons holding more than ten percent (10%) of the outstanding shares of Common Stock are required to report their initial ownership of Common Stock and any subsequent changes in that ownership to the Commission. Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 1997 fiscal year. Based solely upon the Company's review of copies of such reports furnished to it, the Company believes that since March 24, 1997 through December 31, 1997, the Company's current executive officers and directors and the holders of more than ten percent (10%) of the outstanding Common Stock complied with all reporting requirements of Section 16(a) under the Exchange Act, with the exception of Mr. Frank Spramelli, former Executive Vice President and Chief Administrative Officer, who failed to file timely one (1) Form 3 to report no ownership in the Common Stock. Mr. Spramelli resigned from the Company in February, 1998. With respect to the Company's executive officers and directors and the holders of more than ten percent (10%) of the outstanding Common Stock from January 1, 1997 until March 24, 1997, current management has no records indicating the status of such persons' compliance or non-compliance under Section 16(a) of the Exchange Act.


                              CONSENT SOLICITATION

         In February 1997, Thomas W. Zaucha, the current Chairman of the Board and Chief Executive Officer of the Company, commenced a solicitation of consents of the Company's stockholders to remove and replace the other members of the Board of Directors who were serving at the time (which such members are not the persons who are Nominees listed under Proposal 1 or the current members of the Board) and effectuated related changes in the bylaws of the Company (the "Consent Solicitation"). Shortly thereafter, the Board of Directors in control at the time of the Consent Solicitation, terminated Mr. Zaucha's employment with the Company, although he remained a member of the Board of Directors. On March 24, 1997, Mr. Zaucha delivered executed consents representing the votes of sixty-one percent (61%) of the outstanding shares of Common Stock in favor of his proposals which were the subject of the Consent Solicitation. Following confirmation of the decision by the Delaware Chancery Court on May 8, 1997, Mr. Zaucha resumed his duties as the Company's President and Chief Executive Officer.

         The ruling of the Delaware Chancery Court was appealed to the Delaware Supreme Court by three of the Board members removed from office as a result of the Chancery Court's decision. On August 1, 1997, a unanimous panel of the Delaware Supreme Court affirmed the decision of the Delaware Chancery Court confirming the election of the current Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Management does not adopt or affirm any related party disclosures made in prior public filings including financial statements. The transactions discussed herein are based on current management's knowledge at this point in time, however, management believes that other matters may come to its attention in connection with the litigation discussed as set forth in the "Legal Proceedings" section herein.

TRANSACTIONS RELATED TO THOMAS W. ZAUCHA

         CONSENT SOLICITATION EXPENSES

         Since the decision of the Delaware Chancery Court confirming the results of the Consent Solicitation was affirmed by the Delaware Supreme Court on August 1, 1997, the Company will reimburse Mr. Zaucha for the expenses he incurred in connection with the Consent Solicitation. To date, those expenses, which primarily consist of investment advisory fees, legal fees, printing and proxy solicitation costs and incidental expenses approximate $1,750,000.

         KEYSTONE ACQUISITION

         Mr. Thomas Zaucha was the founder and principal owner of Keystone which merged with the Company in November 1995 and is now the Company's principal operating subsidiary. In connection with the Keystone acquisition, Mr. Thomas Zaucha and Mr. David Watson, who both sold interests in the former Keystone, and are now or were officers with Northstar, have gross debt and other amounts due directly to them by the Company of $3,919,000 and $262,500, respectively, as of December 31, 1997 and $3,919,000 and $293,750, respectively, as of December 31, 1996. In addition, Mr. Zaucha's Family Limited Partnership is due $1,105,500 from the Company as of December 31, 1997 and 1996.

         As required under the Keystone Merger Agreement, immediately prior to the merger, Keystone sold, at fair market value determined by a third party appraisal, all of the real estate previously owned by Keystone to the Zaucha Family Limited Partnership, of which Mr. Zaucha is a general partner, and a related entity, in return for a payment of $5,215,568. The parcels of such real estate used in Keystone's business were then leased to Keystone. At the request of Mr. Zaucha, the Company has formed a Special Committee of the Board to evaluate the fairness of the lease agreements as well as certain other financial arrangements Mr. Zaucha has with the Company. The leases are for a period of either five or ten years, and commenced November 15, 1995. Lease payments were $470,360 for 1997 and 1996 and $59,000 for 1995. Future minimum lease payments under these leases aggregate in excess of $4.0 million.

         In conjunction with the acquisition of Keystone by Northstar, Mr. Zaucha and the Zaucha Family Limited Partnership were granted certain contingent payments (earn-out payments) based on the financial performance of Keystone during the period from 1996 to 2000.

         IMPULSE DEVELOPMENT CORPORATION

         The Company also uses, on an as needed basis, the services of Impulse Development Corporation, a Company controlled by Thomas Zaucha, for real estate maintenance, housekeeping and leasehold improvement construction. Payments to Impulse totaled $80,404 in 1997, $86,320 in 1996 and $9,156 in 1995.

OTHER

         The Reschini Agency, Inc., of which Roger J. Reschini, a current Director, is a majority owner, acts as the Company's broker for professional and general liability insurance. During 1997 and 1996, the Company paid premiums of approximately $214,000 and $184,000 for these insurance coverages. The agency received commissions of approximately $25,000 in 1997 and $22,000 in 1996. During 1997, the Company entered into a simultaneous transaction with the Reschini Agency, Inc. whereby the Company paid $180,000 for insurance premiums and the Reschini Agency purchased 108,271 shares of Common Stock.

         The Company retains the law firm of Burns, White & Hickton, of which Mr. David B. White , a current director and a Nominee, is a named partner, for various litigation matters.

         During 1997, Brody Associates, a consulting firm wholly-owned by Steven
N. Brody, a former director of the Company, was retained by the Company to perform a variety of consulting services for the Company related to its investigation of former management and related corporate structuring of the Company. Mr. Brody was removed as a director on March 24, 1997 as a result of the Consent Solicitation. During 1997, the Company paid Brody Associates $148,103 in consulting fees. In November 1997, the Company reached a mutual release and settlement agreement with Steven Brody and Brody Associates that provided for, among other things, a payment of approximately $26,000 in outstanding consulting bills and whereby all parties resolved all remaining suits and claims against each other. See "Legal Proceedings."

         In connection with the Keystone Merger, Mr. David Watson, a former officer and Director of the Company has debt due directly to him of $262,500 as of December 31, 1997 and $293,750 as of December 31, 1996. Mr. Watson was removed as a director and an officer of the Company on March 24, 1997 and as an employee of the Company on July 5, 1997.

                                LEGAL PROCEEDINGS

         In the ordinary course of business, the Company may be subject to claims and legal actions, from time to time, by patients and others. The Company does not believe that any such pending actions, if adversely decided, would have a material adverse effect on its financial condition.

         In November, 1997, a comprehensive settlement of a number of stockholder lawsuits filed in 1996 and consolidated into one action in federal court in the Western District of Pennsylvania (Butler v. Northstar, No. 96-701 W.D. Pa) was given final approval by the court. The lawsuit alleged violations of federal securities laws by the Company and certain of its former officers and directors, and an alleged scheme to disseminate false and misleading information regarding the Company. This action was described in the Company's Form 10-K filing for the fiscal years ended December 31, 1996 and December 31, 1997. In December 1997, with no party having appealed the order approving the settlement, the decision became final. The settlement agreement which was approved by the court, created a settlement fund of $6.45 million, of which $5.75 million, less any expenses and legal counsel fees, will be paid to those Northstar stockholders who submitted proofs of claim by December 27, 1997, which the court approved as valid claims. The Company contributed $100,000 to the $6.45 million settlement fund; the insurer on the Company's directors' and officers' liability policy contributed the $1.0 million limits of coverage of that policy; and the $5.35 million balance in the fund was contributed by other defendants.

         In September 1996, the Company filed an action in federal court in Pittsburgh, seeking to recover damages from Northstar's former Chief Executive Officer, Mr. Mark DeSimone, and various Northstar related-parties and others (Northstar v. DeSimone, C.A. No. 96-1695, W.D. Pa.). This action was described in the Company's Form 10-K filing for the fiscal years ended December 31, 1996 and December 31, 1997. Since then, in connection with the settlement of the Butler class action, Northstar has settled its claims against its former Chief Executive Officer for the sum of $600,000 which was then contributed to the settlement fund created in the Butler action. Since that settlement, Northstar has also agreed to settle its claims against another related-party and his affiliated companies (the Bergman defendants) and that settlement is in the process of being documented. Northstar's claims against the two remaining sets of defendants (the Shields and Horoszko defendants) are being prosecuted vigorously.

         In response to Northstar's suit against Mark A. DeSimone and the other defendants, Coregis Insurance Company, a professional liability insurer which insured DeSimone's former law firm, brought an action in federal court (Coregis Insurance Co. v. Ogg, Jones Cordes & Igneizi, C.A. No. 96-2243 W.D. Pa.), seeking a declaratory judgment that Northstar's claims were not covered by the defendant's professional liability policy. Although the action named Northstar, its primary purpose was to determine the obligation of the insurance company. The main defendant was the law firm which Northstar had sued and which claimed coverage under the professional liability policy in question. The case was settled as part of the settlement of the Butler action by means of a $250,000 payment into the Butler settlement fund by the defendant law firm's professional liability insurer.

         In May 1996, a group of approximately forty Northstar stockholders filed suit in state court in California, (Bosco v. Northstar, C.A. No. BC 149867, Superior Court of California for Los Angeles County), which alleged violations of various California securities laws and related common law claims. Northstar and its former Chief Executive Officer, Mark A. DeSimone, and Northstar's former Chief Financial Officer, Michael J. Kulmoski, Jr., along with the Company's former auditor, Richard A. Eisner & Co., LLP were named as defendants. This action was described in the Company's Form 10-K filing for the fiscal years ended December 31, 1996 and December 31, 1997. In summary, these claims arose out of the false and misleading statements concerning Northstar and its financial condition which were disseminated by the individual defendants. In November 1997, the lawsuit was settled in connection with settlement of the Butler action described above for the sum of $500,000, which was paid out of the settlement fund created in the Butler action in December 1997.

         In July 1996, Michael Kulmoski, Jr., Northstar's former Chief Financial Officer and a named defendant in both the stockholder class actions and the individual action described above, filed a demand for arbitration against Northstar (Kulmoski v. Northstar, Arbitration Assn., No. 55-116-0106-96-CEW). In his demand for arbitration, Kulmoski, whose employment with Northstar was terminated in the summer of 1996, alleges breach of his employment agreement by Northstar and related claims, including a claim for indemnification under Northstar's by-laws in suits filed against him by Northstar stockholders. Kulmoski later agreed, however, to sever the issue of his right to indemnification from this proceeding to be decided by the courts as an ancillary issue in the Butler case. An arbitration hearing was held on November 6 and 7, 1997 on the issue of liability only, post-hearing briefs were submitted in mid-February 1998. On March 20, 1998, an arbitration panel decided that the record does not support the conclusion that Kulmoski's employment had been terminated for "cause" as defined in his employment agreement. The panel has scheduled a hearing on the issues of damages for May 1, 1998.

         In October 1997, in accordance with his agreement to have the issue of his right to indemnification for counsel fees and expenses incurred in his defense of the stockholder actions filed against him in the Butler and Bosco cases, Michael Kulmoski, Jr., filed a petition for such fees and expenses in the Butler case in which he sought an award of $69,244.02. (Kulmoski Fee Petition in Butler v. Northstar, C.A. No. 96-709, W.D. Pa.). Although Northstar had raised an issue whether Kulmoski was entitled to indemnification under its by-laws under the circumstances of these cases, in an effort to resolve this matter, Northstar agreed to confine its objections to the amount of the counsel fees and expenses claimed in the petition. In an opinion and order dated December 16, 1997, the court agreed with Northstar's objections and awarded Kulmoski $22,050.77 in counsel fees and expenses. Notwithstanding Kulmoski's agreement to submit this issue to the judge for final resolution, he has appealed the court's decision to the United States Court of Appeals for the Third Circuit.

         In March 1997, Ultrasonics, Inc. ("Ultrasonics") confessed judgment against two subsidiaries of the Company and filed a lawsuit against the Company itself in the Court of Common Pleas of Allegheny County, Pennsylvania for alleged non-performance under two lease agreements with the Company. The lease obligations arose in connection with the Company's purchase of certain assets of Penn Vascular Labs, P.C. ("PVL") and the stock of Vascusonics, Inc. ("Vascusonics") in November, 1995. In addition to challenging the legality and enforceability of these lease agreements as fraudulent in the RICO action described above, the Company filed an Answer and Counterclaim against Ultrasonics for fraud. In March 1998, the Company reached a settlement in principle with Ultrasonics that resulted in mutual releases and no payment to either party.

         In February 1997, Thomas W. Zaucha, the current Chairman of the Board of Directors and Chief Executive Officer of Northstar, commenced a solicitation of Northstar stockholder consents to remove and replace the other members of the Northstar Board of Directors which at the time consisted of Messrs. Brody, Jarrett, Pesci, Smallacombe and Watson and effectuate related changes in Northstar's bylaws (the "Consent Solicitation). Shortly thereafter, the Board of Directors terminated Mr. Zaucha's employment with the Company, though he remained a member of the Board of Directors. On March 24, 1997, Mr. Zaucha delivered executed consents representing the votes of sixty-one percent (61%) of the outstanding shares in favor of his proposals and, following confirmation of the decision of the Delaware Chancery Court on May 8, 1997, Mr. Zaucha resumed his duties as the Company's Chief Executive Officer. The ruling of the Delaware Chancery Court was appealed to the Delaware Supreme Court by three of the Board members removed from office as a result of the Chancery Courts' decision. On August 1, 1997, a unanimous panel of the Delaware Supreme Court affirmed the decision of the Delaware Chancery Court confirming the election of the current Board. The proxy solicitation is described in greater detail in the Company's report on Form 8-K dated May 8, 1997.

         In January 1997, the Company and Samuel Armfield III, M.D., the seller in the PVL transaction, reached a settlement agreement in regard to the various claims that each had against the other, resulting from the acquisition by the Company of the stock of Vascusonics and certain of the assets of PVL.

         In January 1997, the Justice Department initiated an action against Samuel Armfield, III, M.D for claims amounting to $300,000 in connection with Dr. Armfield's Medicare billings. Although such claims could be trebled if Dr. Armfield is convicted, the Company believes that its exposure, through its dealings with Vascusonics, would aggregate $50,000 to $100,000. In addition, the Company has recourse against Dr. Armfield for any amounts assessed against the Company, which the Company plans to aggressively pursue, if necessary.

OTHER BUSINESS OF THE MEETING

         The Company is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which management of the Company is not now aware may come before the Annual Meeting or any adjournment or postponement thereof, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgement with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.


                                 ANNUAL REPORT

         A copy of the Company's Annual Report for its fiscal year ended December 31, 1997 is enclosed with this Proxy Statement. A representative of Arthur Andersen LLP, the accounting firm which examined the financial statements in the Annual Report, will attend the Annual Meeting. This representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to any appropriate questions presented by the stockholders at the Annual Meeting.


                             ADDITIONAL INFORMATION

         UPON WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF THE COMPANY'S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1997, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE EXCHANGE ACT, MAY BE OBTAINED WITHOUT CHARGE, FROM TRACEY L. MISSIEN, DIRECTOR OF INVESTOR RELATIONS, NORTHSTAR HEALTH SERVICES, INC., 665 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA 15701.

         ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS, DATED DECEMBER 31, 1997, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO TRACEY L. MISSIEN, DIRECTOR OF INVESTOR RELATIONS, NORTHSTAR HEALTH SERVICES, INC., THE ATRIUM, 665 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA 15701.

                                        By Order of the Board of Directors

                                        /s/ Thomas W. Zaucha
                                        ---------------------------------
                                        Thomas W. Zaucha
                                        Chairman, President and
                                        Chief Executive Officer



May 8, 1998

[INSERT LOGO]





NORTHSTAR HEALTH SERVICES, INC.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        NORTHSTAR HEALTH SERVICES, INC.
                            665 PHILADELPHIA STREET

                          INDIANA, PENNSYLVANIA 15701

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

            TO BE HELD ON JUNE 11, 1998 AT 11:00 A.M., EASTERN TIME

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NORTHSTAR
                             HEALTH SERVICES, INC.

   The undersigned hereby appoints Lisa S. Guarino and Sheree D. Frederick, and each or any of them, or _________________ (a substitute proxyholder of the undersigned) with full power of substitution, as proxies of the undersigned, to vote all shares of stock which the undersigned is entitled in any capacity to vote at the above-stated annual meeting, and or any and all adjournments or postponements thereof (the "Annual Meeting"), on the matters set forth on this Proxy Card, and in their discretion upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the Annual Meeting. This proxy revokes all prior proxies given by the undersigned.

   ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE INDICATED ON A PROPERLY EXECUTED PROXY, SUCH PROXY WILL BE VOTED FOR APPROVAL OF PROPOSALS 1, 2, 3, 4, 5 AND 6. ALL ABSTAIN VOTES WILL BE COUNTED IN DETERMINING THE EXISTENCE OF A QUORUM AT THE ANNUAL MEETING, BUT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST PROPOSALS 2, 3, 4, 5 AND 6. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4, 5 AND 6.

   Please mark boxes in blue or black ink.

   1. Election of Directors

                FOR [ ]         AGAINST [ ]         ABSTAIN [ ]

Nominees: Thomas W. Zaucha, Lawrence F. Jindra, M.D., James H. McElwain, Mark
   G. Mykityshyn, Roger J. Reschini, David B. White

   INSTRUCTION: IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE FOLLOWING LINE:

   --------------------------------------------------------------------------

   2. Proposal to consider and act upon an amendment to the Company's Certificate of Incorporation to change the corporate name of the Company from Northstar Health Services, Inc. to Keystone Rehabilitation Enterprises, Inc.

                FOR [ ]         AGAINST [ ]         ABSTAIN [ ]

3. Proposal to consider and act upon an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, par value $0.01 per share, from 10,000,000 shares to 20,000,000 shares.

                FOR [ ]         AGAINST [ ]         ABSTAIN [ ]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

4. Proposal to issue up to a maximum of 4,888,982 shares of Common Stock of the Company to Thomas W. Zaucha, Alice L. Zaucha, and the Zaucha Family Limited Partnership (collectively, the "Zauchas") in satisfaction of certain terms of the Merger Agreement, dated November 15, 1995 by and among the Zauchas, Keystone Rehabilitation Systems, Inc., NSK Merger Group and the Company.

                FOR [ ]         AGAINST [ ]         ABSTAIN [ ]

5. Proposal to terminate the Northstar Health Services, Inc. 1994 Stock Option Plan.

                FOR [ ]         AGAINST [ ]         ABSTAIN [ ]

6. Proposal to appoint Arthur Andersen LLP, independent public accountants, as the independent public accountants of the Company for the fiscal year ending December 31, 1998 and until the 1999 Annual Meeting or until their successors are duly appointed.

                FOR [ ]         AGAINST [ ]         ABSTAIN [ ]

   RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE PROXY STATEMENT, DATED MAY
                        8, 1998 IS HEREBY ACKNOWLEDGED.

                                            ---------------------------------

                                                  (TITLE OR AUTHORITY)

                                            ---------------------------------

                                                       (SIGNATURE)

                                            ---------------------------------

                                                       (SIGNATURE)

                                            DATED:  , 1998

(Joint owners should EACH sign. Please sign EXACTLY as your name(s) appears on this card. When signing as
                                            attorney, trustee, executor,
                                            administrator, guardian or
                                            corporate officer, please give
                                            your FULL title.)
  YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.